EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Enviva Inc.:
•333-261986 on Form S-8; and
•333-262240 on Form S-3
of our reports dated March 4, 2022, with respect to the consolidated financial statements of Enviva Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Enviva Inc. and subsidiaries included in this Annual Report (Form 10-K) of Enviva Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Tysons, Virginia
March 4, 2022